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                                                                    EXHIBIT 24.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors Vans, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of the Vans, Inc. Stock Option Shares under 1991 Long-Term Incentive Plan of our report dated July 18, 1997, relating to the consolidated balance sheets of Vans, Inc. as of May 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1997, and related schedule, which report appears in the May 31, 1997 Annual Report on Form 10-K of Vans, Inc.

                                           KPMG PEAT MARWICK LLP

Orange County, California
January 6, 1998



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